Exhibit 19.1

CARGURUS, INC.

INSIDER TRADING POLICY

I.
INTRODUCTION

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of CarGurus, Inc. (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

II.
PERSONS SUBJECT TO THIS POLICY

This Policy applies to all employees of the Company and all members of the Company’s Board of Directors. This Policy also applies to any persons that the Compliance Officer (as defined below) determines should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy applies to family members who reside with a person covered by this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the household of a person covered by this Policy (other than (a) an employee or tenant of the person covered by this Policy or (b) another unrelated person whom the Compliance Officer determines should not be covered by this Policy), and any family members who do not live in the household of a person covered by this Policy, but whose transactions in Company Securities (as defined below) are directed by a person covered by this Policy or are subject to the influence or control of a person covered by this Policy, such as parents or children who consult with a person covered by this Policy before they trade in Company Securities (collectively referred to as “Family Members”).

This Policy also applies to any entities that a person covered by this Policy influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

Throughout this Policy, persons subject to this Policy may be referred to as “you” or “Covered Persons”.

III.
TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions, including purchases, sales, gifts (which term, as used in this policy, includes charitable donations) or offers to purchase or sell, in the Company’s securities (collectively referred to as “Company Securities”), including the Company’s Class A and Class B common stock (collectively, “Common Stock”), options to purchase Common Stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

Exhibit 19.1

This Policy also applies to tipping or otherwise disclosing to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by engaging in transactions in Company Securities or tipping that information to others.

A.
Transactions by Family Members and Others

This Policy applies to your Family Members. You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members when the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

B.
Transactions by Entities that You Influence or Control

This Policy applies to Controlled Entities and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

C.
Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

●
Stock Option Exercises and Restricted Stock Unit Award Settlement. This Policy does not apply to the exercise of an employee stock option or settlement of a restricted stock unit acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option or underlying a restricted stock unit to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or settlement of a restricted stock unit, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or settlement price of a restricted stock unit.

●
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. This Policy does apply, however, to any market sale of restricted stock.
D.
Transactions Not Involving a Purchase or Sale

This Policy does not apply in the case of the following transactions, except as specifically noted:

●
Bona fide gifts of Company Securities either to a Covered Person or that are approved in advance by the Compliance Officer.

Exhibit 19.1

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Transactions in mutual funds that are invested in Company Securities.
E.
Other Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

●
Purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”); provided such trading plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption in accordance with the provisions of Section IX., “Rule 10b5-1 Plans” below.
●
Purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.
IV.
INDIVIDUAL RESPONSIBILITY

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. All individuals are responsible for making sure that they comply with this Policy, and that every Family Member or Controlled Entity also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. An individual could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

V.
ADMINISTRATION OF THIS POLICY

The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in their absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

VI.
STATEMENT OF POLICY

No Covered Person who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

Exhibit 19.1

1.
engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale”, “Other Transactions” and “Rule 10b5-1 Plans”;
2.
recommend the purchase or sale of any Company Securities;
3.
communicate or disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no employee or director of the Company who learns of material nonpublic information about an entity with which the Company does business, including a customer, partner or supplier of the Company, may trade in that company’s securities until the information becomes public or is not material. No employee or director of the Company who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), and small transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

VII.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION

A. Material Information.

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●
projections of future earnings or losses and other earnings guidance;
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a pending or proposed merger, acquisition or tender offer;
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a pending or proposed acquisition or disposition of a significant asset;
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a pending or proposed joint venture or business development transaction;
●
a Company restructuring;

Exhibit 19.1

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a related party transaction;
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an offering of additional securities;
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a decision to establish a program to repurchase Company Securities;
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bank borrowings or other financing transactions out of the ordinary course;
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a significant change in management;
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a significant cybersecurity incident or investigation of a potential such incident;
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a change in or significant dispute with auditors or notification that the auditor’s reports may no longer be relied upon;
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a new product release or a significant development, invention or discovery;
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pending or threatened significant litigation, or the resolution of such litigation;
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impending bankruptcy or the existence of severe liquidity problems;
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the gain or loss of a significant customer, partner or supplier; and
●
the imposition of a ban on trading in Company Securities or the securities of another company.

B. When Information is Considered Public.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, if it has received limited or local media coverage or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday afternoon, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

VIII.
ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A.
Pre-Clearance Procedures.

The directors, executive officers, Vice Presidents and above and any other persons designated by the Compliance Officer as being subject to these procedures (“Pre-Clearance Persons”), as well as the Family Members and Controlled Entities of Pre-Clearance Persons, may

Exhibit 19.1

not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer; provided, that the Chief Financial Officer shall have sole discretion to decide whether to pre-clear transactions by the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer or Chief Financial Officer, as applicable, at least two business days in advance of the proposed transaction. The Compliance Officer or Chief Financial Officer, as applicable, is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person requests pre-clearance and permission to engage in the transaction is denied, then the requestor should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Notwithstanding receipt of pre-clearance, if a Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer or Chief Financial Officer, as applicable. The requestor should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 as applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

B.
Additional Restrictions.

Further, Covered Persons are prohibited from engaging in the following transactions in Company Securities unless advance approval is obtained from the Compliance Officer or Chief Financial Officer, as applicable:

(i) Short-term trading. Covered Persons who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase;

(ii) Short sales. Covered Persons may not sell Company Securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on Company Securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Company Securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.

C.
Post-Transaction Notice.

Exhibit 19.1

Each person or entity covered by this Section VIII who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall also notify the Compliance Officer (or their designee) of the occurrence of any purchase, sale, gift, transfer or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (and if so, the date of adoption of such contract, instruction or written plan) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

D.
Quarterly Trading Restrictions.

Covered Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during a “Blackout Period” beginning 15 days prior to the end of each fiscal quarter and ending after the second full business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of the Company’s quarterly earnings and ending approximately two weeks prior to the close of the next fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information may not trade in Company's Securities except as otherwise may be permitted by this Policy until the information has been made publicly available or is no longer material.

E.
Event-Specific Trading Restriction Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and employees. For so long as the event remains material and nonpublic, the directors, officers and other employees designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, directors, officers and other employees designated by the Compliance Officer should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Exceptions will not be granted during an event-specific trading restriction period.

F.
Exceptions.

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans”, “Transactions Not Involving a Purchase or Sale” and “Other Transactions”.

IX.
RULE 10B5-1 PLANS

Exhibit 19.1

Rule 10b5-1 under the Exchange Act, provides an affirmative defense from insider trading liability for persons who meet certain conditions enumerated in Rule 10b5-1. In order to be eligible to rely on this affirmative defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1 (or if the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023), Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be (i) reviewed and approved by the Compliance Officer or their designee in advance of any trades thereunder (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer or their designee in advance of any subsequent trades) and meet the requirements of Rule 10b5-1. The Compliance Officer can provide further guidance on Rule 10b5-1 Plans. In general, a Rule 10b5-1 Plan must be entered into in good faith at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

X.
POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in Company Securities until that information has become public or is not material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of the applicable Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

XI.
CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities within the United States and beyond its borders as well as by foreign governmental authorities.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal, whether or not the employee’s failure to comply

Exhibit 19.1

results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XII.
COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by e-mail at legal@cargurus.com.

None of the Company, the Compliance Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Plan submitted pursuant to Section IX or a request for pre-clearance submitted pursuant to Section VIII(A). Notwithstanding any review of a 10b5-1 Plan pursuant to Section IX or pre-clearance of a transaction pursuant to Section VIII(A), none of the Company, the Compliance Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

*****

Date Adopted: October 11, 2017

Date Revised: August 4, 2020

Date Revised: August 3, 2021

Date Revised: October 31, 2023